CONTACT:	John Zettler 715 836-9994 x109
DATE:	February 4, 2005
FOR IMMEDIATE RELEASE

CITIZENS COMMUNITY BANCORP ANNOUNCES
FIRST QUARTER EARNINGS

EAU CLAIRE, Wisc.--Citizens Community Bancorp (OTC Electronic Bulletin Board: CZWI.OB), the holding company for Citizens Community Federal, announced earnings of $200,084 for the quarter ending December 31, 2004 (the first quarter of fiscal 2005) compared to $182,669 for the prior year period.

Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period, excluding unallocated shares of the Employee Stock Ownership Plan (ESOP). Basic earnings per share of $.07 were reported for the three months ending December 31, 2004. Earnings per share data is not applicable to the prior year period, as Citizens Community Federal was a mutual savings bank with no stock outstanding.

Net interest income for the quarter ended December 31, 2004 totaled $1.9 million compared to $1.5 million for the prior year period. The increase in net interest income was primarily a result of an increase in loans receivable for the quarter ending December 31, 2004 over the same period ending December 31, 2003, partially as a result of the addition of the Mankato branch, acquired November 2003, and the opening of the Oakdale branch on October 1, 2004.

Non-interest income increased to $365,000 for the quarter ended December 31, 2004, compared to $338,000 for the quarter ended December 31, 2003.

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Citizens Community Bancorp...
February 4, 2005

Non-interest expense increased to $1.8 million for the three months ended December 31, 2004, compared to $1.5 million for the three-month period ended December 31, 2003. The increase was due to the additional operating costs associated with the Mankato branch office and the Oakdale branch office, normal salary increases and the cost associated with compliance with the Sarbanes-Oxley Act of 2002, Section 404-Management's Assessment of Internal Controls.

Total assets increased by $6.6 million, or 4.1%, to $168.5 million at December 31, 2004, from $162.0 million as of September 30, 2004. The increase in assets was primarily attributable to an increase in loans receivable of $6.6 million. The increase in loans receivable was partially a result of the opening of the Oakdale branch and overall increase in activity.

Stockholder's equity increased $193,000 to $19.8 million at December 31, 2004, from $19.6 million at September 30, 2004. The increase for the period was a result of net earnings for the period, partially offset by the payment of dividends.

Citizens Community Bancorp, based in Eau Claire, Wisc., is the mid-tier holding company for Citizens Community Federal, a federal savings association operating ten full-service banking offices in Wisconsin and Minnesota.

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Except for historical information contained herein, the matters contained in this news release and other information in the Company's SEC filings, may express "forward looking statement" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company's business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

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SELECTED FINANCIAL INFORMATION
	December 31, 2004	September 30, 2004
Selected Financial Condition Data
Total Assets	$168,546,472	$161,979,796
Cash and Cash equivalents	$4,639,096	$4,768,007
Loans receivable, net	$158,948,993	$152,376,330
Allowance for Loan Losses	($596,473)	($554,210)
Deposits	$129,073,402	$127,976,262
Federal Home Loan Bank Advances	$18,500,000	$13,500,000
Total Equity	$19,798,981	$19,605,923

	Three Months Ended December 31
	2004	2003
Selected Operations Data
Total Interest and Dividend Income	$2,657,163	$2,285,037
Interest expense	$786,657	$749,106
Net Interest Income	$1,870,506	$1,535,931
Provision for loan losses	$100,003	$96,000
Net Interest Income After Provision For Loan Loss	$1,770,503	$1,439,931
Total Noninterest Income	$364,938	$337,992
Total Noninterest Expense	$1,795,776	$1,475,991
Income before provision for income tax	$339,665	$301,932
Provision for income taxes	$139,581	$119,263
Net Income	$200,084	$182,669
Earnings per share	$0.07	NA